Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

JAMES UNRUH JOINS

CSG SYSTEMS INTERNATIONAL BOARD;

NEAL HANSEN RESIGNS FROM BOARD

ENGLEWOOD, COLO. (July 6, 2005) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading global provider of customer care and billing solutions, today announced that James Unruh has joined the company’s Board of Directors as a Class III director and Neal Hansen has resigned from the board.

Unruh is the managing principal of Alerion Capital Group, a private equity merchant bank, which he co-founded in 1998. Hansen was CSG’s chairman and chief executive officer from 1994 through his retirement in 2005.

“The board and CSG’s shareholders, employees and customers cannot thank Neal enough for his hard work and dedication in solidifying this company’s position in the customer care and billing industry,” Bernie Reznicek, CSG’s chairman of the board said. “An important part of his legacy will be his investment in the company’s solutions and more important, its people.”

Reznicek added that with Unruh joining the board, the composition of the board is now seven members, six of which are independent. Unruh will serve on the board’s compensation committee.

Previously, Unruh was with Unisys Corporation for 15 years, where he served as chairman and chief executive officer the last seven years before retiring. As chairman and chief executive officer, Unruh helped transform Unisys from a traditional mainframe supplier to a globally recognized information technology and services company, with substantial consulting and systems integration services, distributed computing support services and computer technology businesses.

Before joining Unisys, Unruh held a series of finance positions at leading technology companies including Fairchild Camera and Instrument and Memorex Corporation. He began his career at Honeywell Corporation.

Unruh is a member of the board of directors for Prudential Financial, Inc., Tenet Healthcare Corporation, Apex Microtechnology Corporation, BioVigilant Systems, Inc. and LumenIQ. In addition, Unruh is a trustee of Jamestown College and a member of the board of directors of the Presbyterian Board of Pension. He received a Bachelor of Science degree from Jamestown College, a Masters of Business Administration degree from the University of Denver and an honorary Doctor of Law degree from Drexel University.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com